FORM OF

BOSTON SCIENTIFIC CORPORATION

EXCESS BENEFIT PLAN

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ARTICLE 7.	NATURE OF CLAIM FOR BENEFIT PAYMENTS	4

7.1	Obligation of the Company.	4
7.2	Property of the Company.	5
7.3	Establishment of grantor trust.	5
7.4	No claim for specific assets.	5
ARTICLE 8.	ADMINISTRATION	5

8.1	Powers of the Administrator.	5
8.2	Interpretations to be final.	5
8.3	Indemnification.	6
8.4	Right to suspend benefits and correct errors.	6
ARTICLE 9.	AMENDMENT OR TERMINATION OF PLAN.	6

ARTICLE 10.	MISCELLANEOUS.	6

10.1	No assignment or alienation.	6
10.2	Limitation of rights.	6
10.3	Receipt and release.	7
10.4	Payments to minors, etc.	7
10.5	Tax withholding.	7
10.6	Participants' periods of military service.	7
10.7	No employment rights.	7
10.8	Governing law.	7
10.9	Severability.	7
10.10	Headings and subheadings.	8

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ARTICLE 1.	INTRODUCTION

1.1        Effect of Plan. This document sets forth the provisions of the Boston Scientific Corporation Excess Benefit Plan, effective June 29, 2005.

1.2        Purpose of Plan. The purpose of this Plan is to provide benefits supplementing the Special Discretionary Contribution to the 401(k) Plan which are limited by reason of section 415(c)(1) of the Code.

1.3        Status. The Plan is intended to be an "excess benefit plan" within the meaning of section 3(36) of ERISA and a nonqualified deferred compensation plan within the meaning of section 409A of the Code, and shall be administered in a manner consistent with that intent.

ARTICLE 2.	DEFINITIONS

Wherever used herein, the following terms have the following meanings:

2.1        “Account” means the account established on its books by the Company for a Participant reflecting the Company’s obligation to pay the Participant the Special Discretionary Credit as provided under this Plan.

2.2        “Administrator” means the Company or such other person or committee as may be selected from time to time by the Company.

2.3        “Affiliate” means (a) the Company, (b) any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) of which the Company is also a member, (c) any trade or business, whether or not incorporated, that is under common control (as defined in Code section 414(c)) with the Company, (d) any trade or business that is a member of an affiliated service group (as defined in Code section 414(m)) of which the Company is also a member, or (e) to the extent required by Regulations issued under Code section 414(o), any other organization; provided, that the term “Affiliate” shall not include any corporation or unincorporated trade or business prior to the date on which such corporation, trade or business satisfies the affiliation or control tests of, (b), (c), (d) or (e) above. In identifying any “Affiliate” for purposes of the Code section 415 limits, the definitions in Code sections 414(b) and (c) shall be modified as provided in Code section 415(h).

2.4        “Beneficiary” means the person entitled to receive benefits under this Plan upon the death of the Participant, and shall at any point in time be identical to the beneficiary entitled to receive benefits under the 401(k) Plan upon the death of the Participant.

2.5        “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section of the Code includes a reference to regulations issued by the

Department of Treasury and notices and other releases issued by the Internal Revenue Service which interpret or implement such Code section.

2.6        “Company” means Boston Scientific Corporation.

2.7        “Eligible Employee” means any employee or former employee of the Company or any Affiliate who is eligible to share in the Special Discretionary Contribution to the 401(k) Plan pursuant to the terms of the 401(k) Plan, and whose share of the Special Discretionary Contribution to the 401(k) Plan is limited due to section 415(c)(1) of the Code.

2.8        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements, or replaces such section or subsection, and also includes reference to any regulation issued pursuant to or with respect to such section or subsection.

2.9        “401(k) Plan” means the Boston Scientific Corporation 401(k) Retirement Savings Plan, as amended from time to time, which is a profit-sharing plan maintained by the Company and is intended to be qualified under section 401(a) of the Code, as from time to time in effect.

2.10      “Measuring Investment” means the investment or investments selected from time to time by the Administrator to measure the value of Participants’ Accounts. The Administrator shall provide Measuring Investments that replicate, to the extent it deems practicable in its sole discretion, the investment options made available from time to time to participants under the 401(k) Plan, provided, however, that the Administrator shall be under no obligation to provide a Measuring Investment with respect to Company stock. The Administrator may, in its sole discretion, add or eliminate Measuring Investments at any time and for any reason.

2.11      “Participant” means any Eligible Employee who participates in the Plan in accordance with Article 3.

2.12      “Plan” means the Boston Scientific Corporation Excess Benefit Plan, as set forth herein and all subsequent amendments hereto.

2.13      “Separation from Service” means, with respect to any Participant, termination of his or her employment with the Company and any Affiliate for a reason other than death, provided that such termination of employment is treated, for purposes of the 401(k) Plan, as a severance from employment which entitles such Participant to a distribution of his or account balance pursuant to Article 8 thereunder, and further provided that the termination of employment qualifies as a separation from service under section 409A of the Code and any regulations issued thereunder.

2.14      “Special Discretionary Contribution” means the discretionary contribution to the 401(k) Plan described in section 3.14 thereunder.

2.15      “Special Discretionary Credit” means, for any participant in the 401(k) Plan, an amount equal to the excess of (i) over (ii), where

(i)

is the portion of the Special Discretionary Contribution to the 401(k) Plan which would have been allocated to the Participant's account under the 401(k) Plan if such allocation had been made without regard to the limitation of section 415(c)(1) of the Code; and

(ii)	is the amount of the Special Discretionary Contribution to the 401(k) Plan which is actually allocated to the Participant's account thereunder.
ARTICLE 3.	PARTICIPATION.

3.1        Participation. An Eligible Employee will become a Participant in this Plan as of the date on which the Company makes the Special Discretionary Contribution to the 401(k) Plan.

3.2        Duration of participation. A Participant will continue as such so long as an Account is maintained for his or her benefit.

ARTICLE 4.	ADJUSTMENTS TO A PARTICIPANT'S ACCOUNT

4.1        Special Discretionary Credit. As of the date on which the Company makes the Special Discretionary Contribution to the 401(k) Plan, the Administrator shall credit a Special Discretionary Credit to each Eligible Employee's Account under this Plan.

4.2        Adjustments for Measuring Investments. From time to time, the Administrator will adjust each Participant's Account to reflect investment returns or losses of a Participant’s Measuring Investment(s). In accordance with rules and procedures established by the Administrator, the Administrator will permit Participants to select the Measuring Investment(s) for specified portions of their respective Accounts from among the available Measuring Investments. Absent such an election, the Account will be adjusted in accordance with such Measuring Investment(s) as may be selected from time to time by the Administrator for this purpose.

4.3        Account statements. At least annually, the Administrator will provide each Participant with a statement showing the notional balance of the Participant’s Account.

ARTICLE 5.	VESTING

At any point in time, a Participant shall have a vested and nonforfeitable right to the same percentage of his or her Account balance under this Plan as the Participant has to his or her Discretionary Contribution Account under the 401(k) Plan.

ARTICLE 6.	PAYMENT OF BENEFITS

6.1        No in-service benefit payments. A Participant will not be permitted to receive payment of his or her benefit under this Plan prior to his or her Separation from Service.

6.2        Separation from Service for reasons other than death. Following a Participant’s Separation from Service for any reason other than death, the Participant will receive an amount equal to the vested portion of his or her Account in cash in a single lump sum. Except as provided in Section 6.4 of the Plan, distribution will be made within 90 days of the Participant’s Separation from Service. If an Eligible Employee’s termination of employment occurs before the Eligible Employee becomes a Participant under the Plan, the Eligible Employee will be treated as a Participant who has had a Separation from Service and the amount of the Participant’s Special Discretionary Credit will be paid, subject to Section 6.4, in cash in a single lump sum to the Participant as soon as practicable after the Special Discretionary Credit is credited to the Participant’s Account.

6.3        Distribution after a Participant’s death. Upon the death of the Participant, an amount equal to the balance of his or her Account will be paid in cash in a single lump sum to his or her Beneficiary within 90 days after the Administrator receives notice of the Participant's death. If an Eligible Employee dies before becoming a Participant, the amount of the Participant’s Special Discretionary Credit will be paid in cash in a single lump sum to the Participant’s Beneficiary as soon as practicable after the Special Discretionary Credit is credited to the Participant’s Account.

6.4        Key employees. Notwithstanding anything in this Plan to the contrary, any distribution under Section 6.2 to a “key employee”, as defined in section 416(i) of the Code without regard to subsection 416(i)(5) of the Code, will be made no earlier than the date which is 6 months after the key employee’s Separation from Service.

ARTICLE 7.	NATURE OF CLAIM FOR BENEFIT PAYMENTS

7.1        Obligation of the Company. The Company will establish on its books a liability with respect to its obligations for benefits payable under the Plan to the Participants and their Beneficiaries.

7.2        Property of the Company. The Plan is neither funded nor intended to qualify for special tax benefits under the Code. Nothing in the Plan shall be deemed to require the setting aside of any assets, in trust or otherwise, for the payment of benefits under the Plan. A Participant's or Beneficiary's rights to benefits under the Plan shall be no greater than the rights of a general, unsecured creditor of the Company.

7.3        Establishment of grantor trust. The Company shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder. The Company may, however, establish a trust of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Code (known as a "grantor trust") and may deposit funds with the trustee of the grantor trust sufficient to satisfy the benefits provided under the Plan.

7.4        No claim for specific assets. Nothing in the Plan will be construed to give any Participant or Beneficiary rights to any specific assets of the Company.

ARTICLE 8.	ADMINISTRATION

8.1        Powers of the Administrator. The Administrator will have full discretionary power and authority to administer the Plan in all of its details. For this purpose the Administrator's powers will include, but will not be limited to, the following discretionary authority, in addition to all powers provided by this Plan:

(a)          to make and enforce such rules and regulations as the Administrator deems necessary or proper for the efficient administration of the Plan, or as required to comply with applicable law;

(b)	to interpret the Plan;

(c)           to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)          to compute the amounts to be distributed to any Participant, former Participant, or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such amounts will be distributed;

(e)	to authorize the payment of distributions; and
(f)	to allocate or delegate its powers to another person.

8.2        Interpretations to be final. Any interpretation of the Plan or other determination with respect to the Plan by the Administrator shall be final and conclusive on all persons in the absence of clear and convincing evidence that such interpretation or determination was made arbitrarily and capriciously.

8.3        Indemnification. The Company agrees to indemnify and hold harmless any employee or former employee acting as the Administrator, any employee or former employee to whom any of the Administrator’s responsibilities have been allocated or delegated, and any employee or former employee who has been asked to assist the Administrator in any way (the “indemnified person”) against any liability (including, without limitation, payment of attorney's fees) which the indemnified person may incur as a result of the discharge of his or her duties and responsibilities in good faith under the Plan.

8.4        Right to suspend benefits and correct errors. The Administrator may delay any payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction of a suit in such form as the Administrator considers appropriate for a legal determination of the benefits to be paid and the persons to receive them. The Administrator specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his or her own behalf and on behalf of any Beneficiary, to any method of error correction as the Administrator shall specify. The Administrator shall be authorized to recover any payment made in error.

ARTICLE 9.	AMENDMENT OR TERMINATION OF PLAN.

The Company hopes and expects to continue the Plan in effect, but it reserves the right to amend the Plan in any respect at any time (such amendment to take effect retroactively if the Company so provides) and to terminate the Plan. Any amendment or termination shall be stated in an instrument in writing, and signed by a duly authorized representative of the Company. In the event of an amendment or termination of the Plan, a Participant’s benefits shall not be less than the amount credited to the Participant’s Account immediately prior to such amendment or termination.

ARTICLE 10.	MISCELLANEOUS.

10.1      No assignment or alienation. The rights of any person to payments or benefits under the Plan shall not be assignable, either by voluntary or involuntary assignment, including without limitation bankruptcy, garnishment, attachment, levy or any other legal process, except to such extent as may be required by law.

10.2      Limitation of rights. Neither the establishment of the Plan, nor any amendment thereof, nor the payment of any benefits will be construed as giving any individual any legal or equitable right against the Company or the Administrator or the trustee of any trust established under Section 7.3. In no event will the Plan be deemed to constitute a contract between any individual and the Company or the Administrator or any such trustee.

10.3      Receipt and release. Any payment of a benefit under the Plan to any Participant or Beneficiary shall be in full satisfaction of all claims with respect to such benefit under the Plan against the Company, the Administrator, and the trustee of any trust established under Section 7.3.

10.4      Payments to minors, etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of providing a valid receipt shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Administrator, the Company and all other parties with respect thereto.

10.5      Tax withholding. Notwithstanding any provision of the Plan to the contrary, all payments under the plan shall be subject to reduction for applicable income tax withholding and other legally or contractually required withholdings. To the extent amounts credited under the Plan are includible in "wages" for purposes of Chapter 21 of the Code, or are otherwise includible in taxable income, prior to distribution the Company may deduct the required withholding with respect to such wages or income from compensation currently payable to the Participant or the Administrator may reduce the Participant's Account hereunder or require the Participant to make other arrangements satisfactory to the Administrator for the satisfaction of the Company's withholding obligations.

10.6      Participants' periods of military service. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code section 414(u).

10.7      No employment rights. Nothing in this Plan shall be deemed to give any person a right to remain in the employ of the Company or any Affiliate, or affect the right of the Company or any Affiliate to terminate such person’s employment with or without cause. This Plan shall not be deemed to be consideration for, or an inducement for the performance of, services by any individual.

10.8      Governing law. The Plan will be construed, administered, and governed under the laws of the Commonwealth of Massachusetts, to the extent not preempted by federal law.

10.9      Severability. If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

10.10    Headings and subheadings. Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized representative this ____ day of __________________, 2005.

BOSTON SCIENTIFIC CORPORATION

By:	________________________________
Title:	________________________________
Date:	________________________________